EXHIBIT 5.1

OPINION AND CONSENT OF ARNSTEIN & LEHR LLP

ARNSTEIN & LEHR LLP
200 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301

November 16, 2006

Airbee Wireless, Inc.
9400 Key West Avenue
Rockville, Maryland 20850

Re:  REGISTRATION STATEMENT ON FORM SB-2; FILE NO. 333-137715
AIRBEE WIRELESS, INC. (THE “COMPANY”)

Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of 30,816,495 shares of common stock, $0.00004 par value (“Common Stock”). The Common Stock includes up to 13,586,956 shares that will be issued upon conversion of secured convertible debentures and exercise of warrants to issue 2,200,000 shares of Common Stock (“Conversion Shares”).

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (i) the Articles of Incorporation and Bylaws of the Company; (ii) Form of Secured Convertible Debenture dated December 29, 2005 issued to Montgomery Equity Partners, Ltd. and Form of Warrant dated December 29, 2005 issued to Montgomery Equity Partners, Ltd. and Cornell Capital Partners, L.P.; (iii) resolutions of the Board of Directors of the Company authorizing the issuance of the Common Stock to the Selling Shareholders and related matters; (iv) the Registration Statement and the exhibits thereto; and (v) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. As to the various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

We are members of the Bar of the State of Florida and express no opinion on any law other than the laws of the State of Florida, applicable Delaware corporate law and applicable Federal Securities laws.

Based upon the foregoing, we are of the opinion that (1) the shares of Common Stock have been duly and validly authorized and are fully paid and non-assessable; and (2) the Conversion Shares have been duly and validly authorized, and upon payment of the exercise price or conversion in accordance with the applicable agreements, and assuming no change in the applicable law or facts, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the prospectus comprising part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in with the category of persons whose consent is required under the Act or the rules and regulations promulgated thereunder.

Sincerely,

ARNSTEIN & LEHR, LLP

/s/ ARNSTEIN & LEHR, LLP